Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 21, 2021 (except for Note 15(f) as to which the date is October 4, 2021), with respect to the consolidated financial statements of Pyxis Oncology, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-259627) and related Prospectus of Pyxis Oncology, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 7, 2021